UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On June 9, 2015, Hill International, Inc. issued the following press release:

FOR IMMEDIATE RELEASE

Hill International Adjourns Annual Stockholders

Meeting and Rescinds Stockholder Rights Plan

Philadelphia, PA — June 9, 2015 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced that it has adjourned its 2015 Annual Stockholders Meeting.  The delay is necessary so that Hill can submit proxy materials and conduct a proxy campaign in response to activist stockholder Bulldog Investors, LLC.  Hill’s Annual Meeting will reconvene on Friday, August 7, 2015, at 11:00 a.m. Eastern Time, at Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania.

Hill had earlier determined that Bulldog’s notices to the company were untimely and improper and failed to comply with the company’s Bylaws related to such matters.  Bulldog subsequently filed a complaint against Hill seeking to overturn the company’s determination and delay the Annual Meeting so that it could conduct a proxy contest.  In a ruling made last week, the Delaware Chancery Court held that one of Bulldog’s two notices was timely and has permitted Bulldog to submit two advisory stockholder proposals for consideration and nominate two of its principals for election to Hill’s board at this year’s Annual Meeting.

“While we will be appealing the Chancery Court’s decision, we nevertheless will also be progressing with a proxy campaign over the next two months,” said David L. Richter, Hill’s President and Chief Executive Officer.  “We are confident that Hill’s current strategic plan combined with our strong growth outlook and aggressive cost optimization program will deliver both near- and long-term value to our stockholders, and that Bulldog’s self-serving proxy fight will not benefit our stockholders in any way,” added Richter.

In addition, Hill’s board of directors today terminated the stockholder rights plan that it had adopted early last month.

“We had conversations with numerous stockholders over the past month and their opinions of the rights plan were generally negative,” said Richter.  “We listen closely our stockholders and our board felt that the benefits of the rights plan were outweighed by the concerns of our stockholders,” added Richter.

Hill International, with 4,800 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the ninth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-G)

The Proxy Statement, this Supplement and our 2014 Annual Report to stockholders are available at www.hillintl.com, in the “Investor Relations” section.